Exhibit 99.1
MIMEDX TO RESTATE CERTAIN HISTORICAL FINANCIAL STATEMENTS

Company to Restate Financial Statements for Fiscal Years 2012 through 2016, and Interim Periods of 2017 Related to Revenue Recognition

Appoints Interim Chief Financial Officer

Business Performance Remains Strong

Marietta, Georgia, June 7, 2018 -- MiMedx Group, Inc. (NASDAQ: MDXG), a leading developer and marketer of regenerative and therapeutic biologics, today announced that the Audit Committee of the Company’s Board of Directors, with concurrence from management of the Company, has concluded that the Company’s previously issued consolidated financial statements relating to each of the fiscal years ended December 31, 2012, 2013, 2014, 2015, and 2016 and each of the interim periods ended March 31, June 30 and September 30, 2017 should be restated. As a result, all communications and financial information with respect to the fourth quarter of 2017 and the first quarter of 2018 should no longer be relied upon, and the Company is withdrawing all prior financial guidance issued for 2018. The Company’s underlying business remains strong.
As previously announced, the Audit Committee has been conducting an independent investigation into current and prior-period matters relating to certain sales and distribution practices and other matters. The determination of the need to restate was based on investigation results to date, which have primarily been focused on the accounting treatment afforded to such sales and distribution practices for two distributors for which certain implicit arrangements modified the explicit terms of the contracts, impacting revenue recognition during specified periods.
The Audit Committee investigation is ongoing, continues to evaluate sales and distribution practices at other distributors and customers, and may ultimately result in the identification of additional issues, broaden the scope of financial items or periods required to be restated, may result in additional actions taken by the Company, and may affect the preliminary conclusions expressed above. The Company does not intend to provide additional updates on the results of the investigation until it is concluded or the Company determines that further disclosure is appropriate or necessary.
Although the Company cannot at this time estimate when it will file its restated financial statements and Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent interim periods, it is diligently pursuing completion of the Restatement and intends to make such filings as soon as reasonably practicable.
Additional information relating to the Restatement will be disclosed in the Company's Current Report on Form 8-K that will be filed with the U.S. Securities and Exchange Commission and available on the investor relations page of the Company’s website.
Interim Chief Financial Officer
The Company also today announced that Edward J. Borkowski has been appointed the Company’s Interim Chief Financial Officer, effective immediately. The appointment of Mr. Borkowski follows Michael J. Senken’s departure as the Company’s Chief Financial Officer effective June 6, 2018. The Company also announced that John E. Cranston has left his role as Vice President, Corporate Controller and Treasurer, effective June 6, 2018.
The Company is initiating a search process to identify permanent replacements for these positions.
In addition to assuming the responsibilities of Chief Financial Officer, Mr. Borkowski will also oversee MiMedx’s legal, finance, and investor and public relations.
Mr. Petit commented, “We are pleased to have Ed, a seasoned and accomplished healthcare and pharmaceutical executive, take on an important leadership role at our company during this transition period. His integrity, work ethic and business acumen will be critical to spearheading our key priorities, including our efforts to issue restated financials.”
Mr. Borkowski is a seasoned healthcare and pharmaceutical executive with over 31 years of public company audit and accounting experience. Over the course of his career, he has spent 21 years at major pharmaceutical and healthcare related companies, during more than 10 of which he served as Chief Financial Officer at several multi-billion dollar companies. Mr. Borkowski serves as the Chairman of AzurRx, and is a director at Acacia Pharma Group Plc and Co-Diagnostics, Inc. Mr. Borkowski holds a Bachelor of Science in Economics and Political Science from Allegheny College and a Master in Business Administration in Finance and Accounting from Rutgers University.
Shareholder Conference Call
MiMedx will host a conference call on Thursday, June 7, 2018 at 8:30 a.m. eastern time to provide a business update. A listen-only simulcast of the MiMedx conference call will be available in the Investor Relations section of the Company’s website at www.mimedx.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.
About MiMedx
MiMedx® is a leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. "Innovations in Regenerative Medicine" is the framework behind the Company’s mission to give physicians products and tissues to help the body heal itself. The Company processes the human placental tissue utilizing its proprietary PURION® Process methodology, among other processes, to produce safe and effective allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1 million allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.
Safe Harbor Statement
This press release includes forward-looking statements that may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements.
Actual results may differ materially from those set forth in the forward-looking statements. For more detailed information on the risks and uncertainties, please review the Risk Factors section of the Company’s most recent annual report or quarterly report filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

Contact:
Robert P. Borchert
Vice President, Investor Relations
770-651-9383
investorrelations@mimedx.com